Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ADOBE INC.

FENWAY MERGER SUB, INC.

and

SEMRUSH HOLDINGS, INC.

dated as of

November 18, 2025

TABLE OF CONTENTS

-i-

-ii-

Annex A	Certain Definitions
Annex B	Form of Voting Agreement
Annex C	Form of Certificate of Incorporation
Annex D	Form of Bylaws

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 18, 2025, is by and among Adobe Inc., a Delaware corporation (“Parent”), Fenway Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Semrush Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Annex A, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub shall merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of Class A common stock, par value $0.00001 per share, of the Company (“Class A Common Stock”) and each share of Class B common stock, par value $0.00001 per share, of the Company (“Class B Common Stock,” and, together with the Class A Common Stock, the “Company Common Stock”), in each case, issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, Converted Shares and Cancelled Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, by unanimous vote of all directors present, (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders approve the Transactions, including the Merger, and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub, and the sole stockholder of Merger Sub, have, by unanimous vote of all directors present, approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s);

WHEREAS, as a condition to Parent, the Company and Merger Sub entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for Parent, the Company and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Stockholders (the “Support Stockholders”) have entered into a voting and support agreement in the form attached as Annex B hereto, pursuant to which, among other things, each such Support Stockholder has agreed to vote

(or cause to be voted) all of such Support Stockholders’ shares of Company Common Stock in accordance with the terms of such voting and support agreement (the “Voting Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

Section 1.1.    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will become a wholly owned Subsidiary of Parent and will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2.    Effect of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 1.3.    The Closing.  The closing of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures at 6:00 a.m., Pacific Time, on the fifth (5th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by the Company and Parent.  The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4.    Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL, in form and substance reasonably satisfactory to Parent and the Company (the “Certificate of Merger”), shall be duly executed by the Company and filed with the Secretary of State of the State of Delaware, and the Parties shall make any other filings, recordings or publications required to be made under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or, if otherwise agreed to by the Company and Parent, at such later time as may be specified in the Certificate of Merger (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.5.    Governing Documents.  Unless otherwise determined by Parent prior to the Effective Time, and by virtue of the Merger and pursuant to the Certificate of Merger, at the Effective Time, the certificate of incorporation and the bylaws of the Company shall be amended in their entireties to read as the certificate of incorporation and bylaws, respectively, of Merger Sub, in the forms attached as Annex C and Annex D hereto, respectively, and as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Corporation shall be “Semrush Holdings, Inc.”.

Section 1.6.    Officers and Directors.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation from and after the Effective Time and the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time.

Article II

TREATMENT OF SECURITIES

Section 2.1.    Treatment of Capital Stock.

(a)    The Merger. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, Cancelled Shares or Converted Shares) shall be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all shares of Company Common Stock (other than any Dissenting Shares, Cancelled Shares and Converted Shares) shall cease to be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2.

(ii)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Merger Sub shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held by any wholly owned Subsidiary of the Company or Parent (other than Merger Sub) shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of each such Subsidiary in the Surviving Corporation shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time (“Converted Shares”).

(iii)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable common share, par value $0.00001 per share, of the Surviving Corporation.

(b)    Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 2.1(a).  The Company shall give Parent (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity and right to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent, (A) make any payment with respect to any such demand, (B) offer to settle or settle any such demand or (C) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.2.    Payment for Securities; Surrender of Certificates.

(a)    Payment Fund.  At or prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”).  The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby.  On or prior to the Closing Date, Parent shall initiate, or cause to be initiated, a wire transfer to the Paying Agent of cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash amount, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock.  In the event the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.  Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II.  Any interest and other income resulting from such investments shall be paid to Parent.

(b)    Procedures for Surrender.

(i)    Company Common Stock Certificates.  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate and whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and shall be reasonably satisfactory to the Company and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1.  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)    Book-Entry Shares.  Any holder of any Book-Entry Shares whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration.  In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall direct the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (and in any event within one (1) Business Day following the Effective Time) the Merger Consideration pursuant to the provisions of this Article II for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominee on the Closing Date or as promptly as practicable thereafter an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Dissenting Shares, Converted Shares and Cancelled Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (B) the Merger Consideration.

(iii)    No Interest.  No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability.  At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 2.1.

Section 2.3.    Treatment of Company Equity Awards.

(a)    At the Effective Time, each Company Option that, as of immediately prior to the Effective Time, is outstanding and unexercised shall, by virtue of the Merger and without further action on the part of the holder thereof, be treated as follows:

(i)    If such Company Option is vested or is held by (A) a nonemployee member of the Company Board of Directors, (B) a contractor of the Company or any Company Subsidiary or (C) a service provider of the Company or any Company Subsidiary described on Section 2.3(a)(i) of the Company Disclosure Letter (each individual covered by the foregoing clauses (A) through (C), a “Specified Individual”), then such Company Option shall be cancelled and the holder thereof shall be entitled to receive a cash payment, payable within thirty (30) days following the Effective Time, without interest and less applicable Tax withholding, equal to (x) the excess, if any, of (1) the Merger Consideration over (2) the exercise price payable per share of Company Common Stock under such Company Option, multiplied by (y) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

(ii)    If such Company Option is not covered by Section 2.3(a)(i), then such Company Option shall, by virtue of the Merger and without further action on the part of the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the quotient, rounded down to the nearest whole number of shares of Parent Common Stock, obtained by dividing (A) the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, by (B) the Parent Trading Price.  Each Adjusted RSU Award will have a vesting schedule that is no less favorable to the holder than the vesting schedule that applied to the corresponding Company Option immediately prior to the Effective Time.

(iii)    For the avoidance of doubt, if such Company Option has a per share exercise price that is equal to or greater than the Merger Consideration, such Company Option shall be cancelled with no consideration payable in respect thereof.

(b)    At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be treated as follows:

(i)    If such Company RSU Award is held by a Specified Individual, then such Company RSU Award shall be cancelled and the holder thereof shall be entitled to receive a cash payment, payable within thirty (30) days following the Effective Time, without interest and less applicable Tax withholding, equal to (A) the Merger Consideration, multiplied by (B) the total number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time.

(ii)    If such Company RSU Award is not covered by Section 2.3(b)(i), then such Company RSU Award shall be assumed and converted into an Adjusted RSU Award with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time by (B) the Equity Award Conversion Ratio, with any fractional shares rounded down to the nearest whole number of shares.  Each Adjusted RSU Award will have a vesting schedule that is no less favorable to the holder than the vesting schedule that applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)    At the Effective Time, each Company PSU Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be treated as follows:

(i)    If such Company PSU Award becomes vested at the Effective Time in accordance with the terms of the applicable award agreement, then such Company PSU Award shall be cancelled and the holder thereof shall be entitled to receive a cash payment, payable within thirty (30) days following the Effective Time, without interest and less applicable Tax withholding, equal to (A) the Merger Consideration, multiplied by (B) the number of earned shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (with achievement of applicable performance metrics determined based on actual performance in accordance with the terms of the applicable award agreement).  The portion of each such Company PSU Award that does not become vested at the Effective Time in accordance with the terms of the applicable award agreement will be forfeited at the Effective Time for no consideration.

(ii)    If such Company PSU Award is not covered by Section 2.3(c)(i), then such Company PSU Award shall be assumed and converted into an Adjusted RSU Award with respect to a number of shares of Parent Common Stock equal to the product of (i) the total number of shares of Company Common Stock underlying such Company PSU Award as of immediately prior to the Effective Time, with such number determined by the Company in good faith by deeming the applicable performance goal to be achieved based on actual performance through the latest practicable date prior to the Closing Date, multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the nearest whole number of shares.  Each Adjusted RSU Award will have a time-based vesting schedule that is no less favorable to the holder than the time-based vesting schedule that applied to the corresponding Company PSU Award immediately prior to the Effective Time.

(d)    At the Effective Time, the Company Restricted Share Award, if outstanding as of immediately prior to the Effective Time, shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed and converted into a restricted share award of Parent (an “Adjusted Restricted Share Award”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock subject to the Company Restricted Share Award immediately prior to the Effective Time by (B) the Equity Award Conversion Ratio, with any fractional shares rounded down to the nearest whole number of shares.  The Adjusted Restricted Share Award will have a vesting schedule that is no less favorable to the holder than the vesting schedule that applied to the Company Restricted Share Award immediately prior to the Effective Time.

(e)    As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or appropriate to provide that:  (i) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; and (ii) the Company ESPP shall remain suspended and no new offering or purchase period shall be commenced under the Company ESPP after the date hereof and prior to the termination of this Agreement.

(f)     Prior to the Effective Time, the Company shall pass such resolutions and take such other actions as are necessary or appropriate so as to cause the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 2.3.

(g)    Parent shall file or have on file with the SEC, at or as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted RSU Awards.

Section 2.4.    Withholding.  Each of the Company, Parent, Merger Sub, the Surviving Corporation the Paying Agent and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted or withheld, from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Law.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.5.    Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar extraordinary change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time.  Nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement or to modify or limit the effect of any breach of this Agreement by the Company or the remedies available to Parent or Merger Sub under this Agreement in respect of such breach or any failure of a condition set forth in Article VII.

Article III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC since January 1, 2023, and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, be a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1.    Qualification, Organization, Subsidiaries, etc.

(a)    The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof.  The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.  The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company Subsidiaries, each as currently in effect.  No such Company Subsidiary is in material violation thereof.

(b)    All the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Law.  Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) in the case of a Company Subsidiary, the names and the type of and percentage of interests held by any Person other than the Company or a Company Subsidiary in such Company Subsidiary and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 3.2.    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A Common Stock, 160,000,000 shares of Class B Common Stock and 100,000,000 shares of preferred stock, par value $0.00001 per share (“Company Preferred Stock”). As of November 14, 2025 (the “Company Capitalization Date”), (i) (A) 128,226,377 shares of Class A Common Stock were issued and outstanding and 21,019,818 shares of Class B Common Stock were issued and outstanding, (B) no shares of Class A Common Stock and no shares of Class B Common Stock were held in the Company’s treasury, (C) no shares of Class A Common Stock and no shares of Class B Common Stock were held by the Company Subsidiaries, (D) Company Options covering 3,532,870 shares of Class A Common Stock were outstanding, with a weighted average exercise price per share of $10.83, (E) Company Options covering 1,206,710 shares of Class B Common Stock were outstanding, with a weighted average exercise price per share of $1.82, (F) Company RSU Awards covering 7,121,976 shares of Class A Common Stock were outstanding; and (G) Company PSU Awards covering 3,295,707 shares of Class A Common Stock (assuming achievement of the applicable performance goals at the target level) or 6,366,417 shares of Class A Common Stock (assuming achievement of the applicable performance goals at the maximum level) were outstanding; (ii) 13,923,986 shares of Class A Common Stock and no shares of Class B Common Stock remained available for issuance pursuant to the Company Equity Plans; (iii) 2,897,032 shares of Class A Common Stock remained available for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has sufficient authorized and unissued shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. No Company Subsidiary owns any Company capital stock.

(b)    Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name or employee ID of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c)    Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof:  (i) the Company does not have any shares of capital stock, restricted stock or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.  There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary.

(d)    Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)    There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any Company Subsidiary.

Section 3.3.    Corporate Authority.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, the receipt of the Company Stockholder Approval and for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    The affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding Company Common Stock entitled to vote thereon voting as a single class (the “Company Stockholder Approval”) to approve the Merger and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Transactions, including the Merger.

(c)    On or prior to the date hereof, the Company Board of Directors has, by unanimous vote of all directors present, (i) (A) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (B) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (D) resolved to recommend that the Company Stockholders approve the Transactions, including the Merger, and adopt this Agreement; and (ii) determined that (A) the Transactions, including the Merger, constitute a Change of Control Transaction (as defined in the Company Charter) and (B) the entry into and execution of the Voting Agreements by the Support Stockholders, Parent and the other parties thereto does not constitute a Transfer (as defined in the Company Charter) by any Company Stockholder of any Class B Common Stock.  None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 5.2).

(d)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto and the mailing of the Proxy Statement, (iii) the Securities Act, the Exchange Act and any other state or federal securities laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter and (v) any applicable requirements of the NYSE or Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5.    SEC Reports and Financial Statements.

(a)    Since January 1, 2023, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”).  As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.  Since January 1, 2023, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein).  No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the Exchange Act), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6.    Internal Controls and Procedures.  The Company has established and maintains, and at all times since January 1, 2023, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since January 1, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which disclosure (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clause (i) or (ii).  Since January 1, 2023, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7.    No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of June 30, 2025, included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since June 30, 2025 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by, this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.    Absence of Certain Changes or Events.

(a)    Since December 31, 2024 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Since December 31, 2024 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the

Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, clause (i), (ii), (iii), (iv), (vii), (ix), (xii), (xiii), (xiv), (xvi), (xvii), (xxiv), (xxv), (xxvii), (xxviii) or, solely with respect to any of the foregoing clauses, (xxix) of Section 5.1.

Section 3.9.    Compliance with Law; Permits.

(a)    The Company and each Company Subsidiary are and have been since January 1, 2022 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries are and have been since January 1, 2022 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, none of the Company or any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has directly or indirectly (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, promised, provided, or authorized the offer, promise or provision of, (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, none of the Company or any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws.  The Company and each Company Subsidiary has established and maintains a compliance program and internal controls and procedures, in each case, reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws in all material respects.

(e)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, the Company and the Company Subsidiaries have at all times conducted their businesses in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business.  Since January 1, 2020, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under applicable Import Restrictions and Export Controls.

(f)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, none of the Company or any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by applicable Export Controls, without obtaining prior authorization from the competent Governmental Entities as required by those Laws.  The Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC and any similar license issued or approved by any foreign Governmental Entity pursuant to an Export Control Law, in each case, that is or has been in force since January 1, 2020.  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad in violation of applicable Export Controls.

(g)    None of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company or any Company Subsidiary:  (x) is, or is controlled or 50% or more owned by, one or more Persons or entities targeted by sanctions administered by OFAC or included on any sanctioned party list administered by OFAC (including the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders) or any restricted party list administered by the Department of Commerce Bureau of Industry and Security (including the Denied Persons List, Entities List, or Unverified List), the

Department of State (including the Debarred Parties List, Excluded Parties List, or Terrorist Exclusion List), the United Nations Security Council Consolidated List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons publicly maintained by any Governmental Entity in any country where the Company or any Company Subsidiary operates or does business (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2020, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law.  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to any Governmental Entity.  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has, since January 1, 2020, received any written notice of deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any action being taken or any penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary. The Company has in place policies and procedures reasonably designed to promote and achieve compliance with all applicable economic sanctions Laws, Import Restrictions and Export Controls in all material respects.

(h)    Neither the Company nor any of its Subsidiaries (i) has any operations or assets located in, or any employees or other personnel domiciled in, the Russian Federation, or (ii) to the Company’s Knowledge, derives any revenue from investments, activities or transactions in or with the Russian Federation.

(i)    The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 3.10.    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan.  For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement, plan, policy, practice or agreement, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors, consultants or other individual service providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any such arrangement maintained solely by a Governmental Entity or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.  With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents (or a summary of material terms in the case of unwritten plans), summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and material, non-routine correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder.  No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability.  All material contributions, premiums and distributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.  There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c)    Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.  None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(d)    None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA, any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or any plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Company Benefit Plan provides, and neither the Company nor any Company Subsidiary otherwise has any obligation to provide, benefits, including death, medical or life insurance benefits (whether or not insured), with respect to current or former employees, directors or other individual service providers of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, except for continued premium payments by the Company or a Company Subsidiary during an individual’s severance period.

(f)     (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.  Each such favorable determination letter has been provided or made available to Parent prior to the date hereof.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits under any Company Benefit Plan, or (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan.

(h)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Company Benefit Plan that is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)    Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j)    The Company and the Company Subsidiaries are not obligated, and no Company Benefit Plan includes a commitment, to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11.    Labor Matters.

(a)    Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council,

employee representative body or other labor organization, other than as required by applicable Law.  Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike, work stoppage, slowdown, lockout, job action or picketing.  There are no organizational efforts with respect to the formation of a collective bargaining unit, labor union, works council, employee representative body or other labor organization presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)    The Company and each Company Subsidiary are and have been since January 1, 2021 in compliance with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification (including classification of workers as employees and independent contractors), sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    To the Company’s Knowledge, since January 1, 2023, (i) no allegations of sexual harassment, discrimination or misconduct have been made against any employee of the Company or any Company Subsidiary at the level of Vice President or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, discrimination or misconduct by any employee of the Company or any Company Subsidiary at the level of Vice President or above.

Section 3.12.    Tax Matters.

(a)    The Company and the Company Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all material respects.

(b)    The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all material Taxes required to be paid by any of them (whether or not shown on any Tax Returns).

(c)    The Company and the Company Subsidiaries (i) have duly and timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, stockholders, independent contractors, customers and other third parties (and have duly and timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) have otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)    There is no (i) claim, litigation, audit, examination, investigation, dispute, action or other proceeding pending or threatened in writing with respect to any material Taxes or material Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment.

(e)    Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or is the beneficiary of any extension of time with respect to a material amount of Tax assessment or deficiency (other than automatic extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension is still in effect.

(f)     Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)    None of the Company or any Company Subsidiary (i) is a party to or is bound by, or has any obligation under, any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any customary Tax indemnification provisions contained in commercial agreements entered into in the ordinary course and not primarily related to Taxes and (y) any agreement or arrangement solely among the Company and the Company Subsidiaries), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is the Company), or (iii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise.

(h)    There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)    Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.

(j)    Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(k)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l)    Neither the Company nor any Company Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or use of an incorrect method of accounting occurring prior to the Closing, (B) a prepaid amount received (or deferred revenue recognized) or paid, in each case, outside of the ordinary course, prior to the Closing, (C)  intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) or (D) installment sale or open transaction disposition made on or prior to the Closing Date.  Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.

(m)     The Company and each Company Subsidiary is duly registered for, and has complied in all material respects with all applicable Laws relating to, any value added, goods and services or similar Tax in each jurisdiction where the activities of the Company or such Company Subsidiary require such registration or compliance. The Company and the Company Subsidiaries have complied in all material respects with all Laws applicable to the preparation and maintenance of transfer pricing documentation. Neither the Company nor any Company Subsidiary has any material liability under any Laws applicable to escheat or abandoned property.

Section 3.13.    Litigation; Orders.  There are no, and since January 1, 2023 there has not been any, Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.14.    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Intellectual Property that is registered with or issued by any Governmental Entity, together with any applications for such registration or issuance, and any domain names registered with an Internet domain name registrar (the “Registered Intellectual Property”), indicating, for each item of Registered Intellectual Property, as applicable, the (i) title/mark/identifier, (ii) application number, (iii) filing date, (iv) jurisdiction, (v) registration, issuance or grant date, (vi) registration, issuance or grant number, and (vii) owner(s).

(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company or one of the Company Subsidiaries exclusively owns each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens, (ii) each item of Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Knowledge of the Company, each item of Company Intellectual Property is valid and (other than applications for registrations) enforceable, and (iii) as of the date hereof, no Proceeding (other than ordinary course office actions in connection with the prosecution of applications) is pending or, to the Knowledge of the Company, threatened, that challenges the legality, validity, enforceability, registration, use by the Company and the Company Subsidiaries of, or ownership of any Company Intellectual Property.

(c)    Neither the Company nor any Company Subsidiary is obligated to grant or transfer to any Person or is obligated to permit any Person (other than the licensor of exclusively licensed Company Intellectual Property) to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Company Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no funding, facilities, resources or personnel of any Governmental Entity, medical institution, military organization, university, college or other educational institution or research center were used in the authorship, invention, creation, conception, development or discovery of any Company Intellectual Property or Company Products in a manner that has provided or could reasonably be expected to provide any such Person with any claim or right in or to any Company Intellectual Property or Company Products.

(e)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own or otherwise possess legally enforceable and sufficient rights to use and practice all Intellectual Property necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and, to the Company’s Knowledge, shall continue to have all such rights immediately after Closing, without termination, modification, or acceleration of any obligation with respect to any such rights, and without giving rise to any right of a third party to terminate, modify or accelerate obligations with respect to any such rights. Without limiting the foregoing, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, the Company and the Company Subsidiaries (i) have purchased or licensed a sufficient number of license seats, and scope of rights, for all third-party Software used by the Company and the Company Subsidiaries for their respective businesses as currently conducted and (ii) are in compliance with, and not under actual or threatened audit or dispute regarding compliance with, the terms of the corresponding agreements.

(f)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, no Proceedings have been pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, neither the Company and the Company Subsidiaries, nor their business, nor any Company Product (including any permitted use, manufacture, sale or exploitation thereof) has at any time since January 1, 2023 infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person.

(g)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any Company Intellectual Property and (ii) since January 1, 2023, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any

Proceeding against any Person alleging that such Person is infringing, misappropriating, diluting, or otherwise violating any Company Intellectual Property.

(h)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole: (i) in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property for the Company or any Company Subsidiary, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid present assignment or transfer, exclusive ownership of all such Intellectual Property; (ii) the Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all Trade Secrets owned by the Company or any Company Subsidiaries, and to the Knowledge of the Company, all such Trade Secrets have been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance; and (iii) to the Company’s Knowledge, since January 1, 2023, there has been no unauthorized disclosure or misuse of Trade Secrets constituting Company Intellectual Property.  Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have and use commercially reasonable efforts to enforce a policy requiring each employee, consultant and independent contractor that has access to any such Trade Secrets to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof. Except as would not materially and adversely affect the Company’s or any Company Subsidiary’s rights in material Company Intellectual Property (or any other material Intellectual Property developed for or on behalf of the Company or any Company Subsidiaries), to the Company’s Knowledge, all amounts that have become due and payable by the Company or the Company Subsidiaries to all current and former employees, officers, consultants, contractors of the Company or the Company Subsidiaries, or other Persons engaged by the Company or the Company Subsidiaries, that have been directly involved in the research, development, conception or reduction to practice of any material Intellectual Property for the Company or the Company Subsidiaries have been paid in full.

(i)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary has used, modified, distributed, or made available any Software, materials or other technology that is subject to an Open Source License in a manner that would require any Company Intellectual Property (including Software owned by the Company or any Company Subsidiary) to be (A) disclosed, distributed, or made available in Source Code form, (B) licensed for the purposes of preparing derivative works, (C) licensed under any Open Source License or under terms that allow Company Products or portions thereof to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable Law), or (D) redistributed at no or minimal charge, and (ii) the Company and the Company Subsidiaries are and have been, since January 1, 2023, in compliance with all Open Source Licenses by which they are bound.

(j)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has (i) made any Company Intellectual Property available under an Open Source License, or contributed Software or materials constituting Company Intellectual Property to any organization or project that makes Software or materials available under an Open Source License, or (ii) since January 1, 2023, been a member of, or a contributor to, any industry standards body or similar organization that could compel the Company or any Company Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(k)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the (i) release of any Source Code that is Company Intellectual Property or other proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, (ii) grant of (or requirement to grant) any license, covenant not to assert, release, or agreement not to enforce or prosecute under any Company Intellectual Property to any Person, or (iii) the Company or any Company Subsidiary being subject to any non-compete or other material restriction on the operation or scope of their respective business. Neither the Company nor any Company Subsidiary has, since January 1, 2023, provided, and neither the Company nor any Company Subsidiary is under any obligation to provide, any of its material Source Code for any Company Product to any third Person, other than an employee, contractor, service provider, agent or representative of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice subject to reasonable confidentiality obligations.

(l)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor, to the Company’s Knowledge, has the Company or any Company Subsidiary received any written claim or notice since January 1, 2023, in each case, with respect to any warranty or indemnity claim relating to any Company Products or with respect to the breach of any agreement (including any IP Contract) by the Company or any Company Subsidiary under which such Company Products have been made available, in each case, which remains unresolved.

(m)     Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary has, at all relevant times since January 1, 2023, maintained and adhered to policies and procedures, in compliance with all applicable Law, governing the development, training, fine-tuning, validation, testing, improvement, use and deployment of AI Systems by or on behalf of the Company and each Company Subsidiary, and, to the Company’s Knowledge, there has been no actual or alleged non-compliance with any such policies and procedures in any respect, (ii) for each AI System trained, fine-tuned or otherwise created, developed or improved by or on behalf of the Company or any Company Subsidiary, to the Company’s Knowledge, the Company or the applicable Company Subsidiary had sufficient rights to collect, use and process all data in the manner collected, used or processed for such training, fine-tuning, creation, development or improvement, as applicable, and the Company and the Company Subsidiaries have complied with all Contracts applicable to such collection, use and processing, (iii) neither the Company nor any Company Subsidiary is or has, since January 1, 2023, been the subject of any Proceeding (or a request for information or testimony from any Governmental Entity) regarding any AI System, and (iv) neither the Company nor any Company Subsidiary develops, uses, deploys or makes available any High-Risk AI Systems or, to the Company’s Knowledge, engages in any activity that qualifies as “unacceptable” or “prohibited”

under the European Union Artificial Intelligence Act (or similar designation under applicable Law in other applicable jurisdictions).

Section 3.15.    Privacy and Data Protection.

(a)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) since January 1, 2023, the Company’s and each Company Subsidiary’s Processing of Protected Information, and, to the Company’s Knowledge, any such Processing performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied in all respects with each of the following, and, to the Company’s Knowledge, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company or any Company Subsidiary being in breach or violation of any of the following: (A) any Contracts to which the Company or any Company Subsidiary is a party providing for the Processing of Protected Information, (B) applicable Information Privacy and Security Laws, (C) PCI DSS, to the extent applicable to the Company or a Company Subsidiary, (D) any Privacy Statements, or (E) any consents or authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary, and (ii) to the Company’s Knowledge, the Company and each Company Subsidiary have all necessary rights, authority, consents and authorizations necessary under applicable Information Privacy and Security Laws to Process the Protected Information in their possession or under their control that they Process in connection with the operation of their business as currently conducted.

(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, to the Company’s Knowledge, there has been no (i) data security breach of or unauthorized access to any Company Products or any Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or (ii) incident involving the loss, damage or unauthorized access, acquisition, modification, use or disclosure of any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or any Company Subsidiary or, including any such unauthorized access, acquisition, modification, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals, Persons or Governmental Entities is required, or was made, under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party governing the Processing of such Protected Information.

(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and the Company Subsidiaries, and (ii) neither the Company Systems nor any Company Products contain or make available, and, since January 1, 2023, have not contained or made available, any disabling codes or instructions, spyware, “time bombs,” “back doors,” “trap doors,” keylogger Software, Trojan horses, worms, viruses or other Software routines, faults, malicious code, damaging devices or hardware components that are designed to cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials.

(d)    Since January 1, 2023, the Company and each Company Subsidiary have implemented and maintained in a commercially reasonable manner a written program, covering the Company and each Company Subsidiary, designed to (i) identify and address internal and external risks to the security or privacy of any proprietary or confidential information in their possession, including Protected Information and Source Code, (ii) implement and maintain commercially reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security or privacy compromising Protected Information.

(e)    Since January 1, 2023, no Person has, to the Company’s Knowledge, (i) made any written claim against the Company or a Company Subsidiary, or (ii) commenced any Proceeding against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged material violation of applicable Information Privacy and Security Laws by the Company or any Company Subsidiary or any Person with respect to the Processing of Protected Information on behalf of the Company or any Company Subsidiary or (B) any alleged material harm based upon any of the Company’s or a Company Subsidiary’s privacy or data security practices related to Protected Information, including any unlawful or accidental loss, damage or unauthorized Processing or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries.

(f)     Except in each case as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have instituted and maintain commercially reasonable business continuity and disaster recovery plans and procedures.

Section 3.16.    Real Property; Assets.  Neither the Company nor any Company Subsidiary owns any real property.  Section 3.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”).  Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof.  Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease.  The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens.  The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17.    Material Contracts.

(a)    Except for this Agreement, Section 3.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17(a) of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i)    each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)    each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment or change of control by the counterparty thereto, consummate any of the Transactions;

(iii)    any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv)    each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $500,000;

(v)    each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $500,000;

(vi)    any Contract to put Source Code for any Company Product in escrow with a third Person on behalf of a licensee or contracting party;

(vii)    any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(viii)    each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is entitled to receive payments in excess of $100,000 in the twelve (12)-month period following the date hereof;

(ix)    each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to make payments in excess of $500,000 in the twelve (12)-month period following the date hereof;

(x)    any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $100,000;

(xi)    each Contract that is a Material Customer Agreement, a Material Supplier Agreement or a Material Vendor Agreement;

(xii)    each Contract that grants any right of first refusal or right of first offer or that limits in any material respect the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiii)    each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Effective Time);

(xiv)    each Contract that contains any material indemnification obligations by the Company or any Company Subsidiary, other than those Contracts entered into in the ordinary course of business consistent with past practice;

(xv)    each Contract with a Governmental Entity;

(xvi)    each Company Lease;

(xvii)    each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $100,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;

(xviii)    each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $100,000 or with a notional value in excess of $100,000;

(xix)    each Contract between the Company or any Company Subsidiary, on the one hand, and any current or former officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member;

(xx)    each Contract pursuant to which the Company or any Company Subsidiary (A) grants any license, covenant not to assert, release, or agreement not to enforce or prosecute or similar right to any Person under or to any material Company Intellectual Property, except (1) Ordinary Course Licenses and (2) non-exclusive non-material licenses that are merely incidental to the transactions contemplated by such Contract, or (B) other than (1) Ordinary Course Licenses, (2) Open Source Licenses, (3) non-exclusive non-material licenses that are merely incidental to the transactions contemplated by such Contract and (4) non-exclusive licenses for commercially available off-the-shelf Software or information technology services granted on standard terms pursuant to which the Company or any Company Subsidiary is required to pay no more than $250,000 in any twelve (12) month period, is granted a license, covenant not to assert, release, or agreement not to enforce or prosecute to or under any Person’s Intellectual Property, and, in the case of clauses (A) and (B), that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing in clause (A) and (B) the “IP Contracts”); and

(xxi)    any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) with respect to the Company.

(b)    True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof.  None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s Knowledge, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 3.18.    Environmental Matters.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations.  No Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 3.19.    Customers; Suppliers; Vendors.

(a)    Section 3.19(a) of the Company Disclosure Letter sets forth a list of each of the current customers of the Company and the Company Subsidiaries who was one of the top twenty-five (25) largest sources of revenue on an annual recurring revenue basis for the Company and the Company Subsidiaries based on amounts paid or payable during the last twelve (12) months ended September 30, 2025 (each, a “Material Customer” and each such Contract with a Material Customer involving payments in excess of $100,000,  a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b)    Section 3.19(b) of the Company Disclosure Letter sets forth a list of the top twenty-five (25) suppliers and vendors of the Company and the Company Subsidiaries based on the amount that the Company and the Company Subsidiaries have spent during the last twelve (12) months ended September 30, 2025 (each, a “Material Supplier” and each such Contract with a Material Supplier involving payments in excess of $150,000, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(c)    Section 3.19(c) of the Company Disclosure Letter sets forth a list of each technology vendor, agency partner, independent Software vendor and distributor, in each case, of Company Products pursuant to which the Company or any Company Subsidiary has had billings during the last twelve (12) months ended September 30, 2025, in excess of $250,000 (each, a “Material Vendor” and each Contract with each Material Vendor, a “Material Vendor Agreement”).  As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Vendor that such Material Vendor shall not continue as a technology vendor, agency partner, independent Software vendor or distributor, in each case, of Company Products, as applicable, to the Company or that such Material Vendor intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

Section 3.20.    Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid.  Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.21.    Information Supplied.  The proxy statement to be provided to the Company Stockholders in connection with the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement ”), at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act.  The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the Company Stockholders, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based on information specifically supplied by or on behalf of Parent for inclusion or incorporation by reference therein.

Section 3.22.    Opinion of Financial Advisor.  The Company Board of Directors has received an opinion letter of Centerview Partners LLC (“Centerview”), dated the date of this Agreement, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Class A Common Stock (other than Dissenting Shares, Converted Shares and Cancelled Shares and any shares held by an affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.  The Company shall, following the execution of this Agreement by all Parties, furnish an executed copy of the aforementioned opinion letter to Parent or its legal advisor in connection with the Transaction solely for informational purposes on a non-reliance basis (it being understood and agreed that such opinion letter is for the benefit of the Company Board of Directors only).

Section 3.23.    State Takeover Statutes; Anti-Takeover Laws.  Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.9, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Voting Agreements) Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute.  The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.24.    Related Party Transactions.  Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the Exchange Act that are not so disclosed.

Section 3.25.    Finders and Brokers.  Other than Centerview, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.  A copy of the engagement letter with Centerview has been made available to Parent prior to the date hereof.

Section 3.26.    No Other Representations.  Except for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c), the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c).

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1.    Qualification, Organization, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date, each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2.    Capitalization of Merger Sub(a)  The authorized capital stock of Merger Sub consists solely of 100,000 shares of common stock, par value $0.00001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time shall be owned by Parent.

Section 4.3.    Corporate Authority.

(a)    Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement, the performance of Parent’s and Merger Sub’s obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”) or otherwise) on the part of Parent or Merger Sub are necessary to authorize the performance of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions.  The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement.

(c)    This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto and the mailing of the Proxy Statement, (iii) the Securities Act, the Exchange Act and any other state or federal securities laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter and (v) any applicable requirements of the NYSE or Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the performance and the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Subsidiary of Parent or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Subsidiary of Parent, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or (iii) conflict with or violate any Laws applicable to Parent or any Subsidiary of Parent or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.5.    Litigation; Orders.  There are no, and since January 1, 2023 there have not been any, Proceedings pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, in each case, that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.6.    Information Supplied.  The information relating to Parent and its Subsidiaries to the extent supplied by or on behalf Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement, which information or statements were not supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.7.    Sufficient Funds.  Parent will have at the Closing access to all of the funds that are necessary for it to pay the aggregate Merger Consideration and consummate the Transactions, and to perform its obligations under this Agreement.

Section 4.8.    Finders and Brokers.  Neither Parent nor any Subsidiary of Parent has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger, in each case, that would be payable by the Company.

Section 4.9.    Stock Ownership.  Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.10.    No Merger Sub Activity.  Since its date of formation, Merger Sub has not engaged in any activities other than those incident to its formation or in connection with this Agreement and the Transactions.

Section 4.11.    No Other Representations.  Except for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d), each of Parent and Merger Sub acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d).  Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article III and the certificate delivered pursuant to Section 7.2(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 5.1.    Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (with respect to Section 5.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their relationships with customers, suppliers, vendors, agency partners, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i)    amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity or voting interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity or voting interests or securities;

(iii)    split, combine, subdivide, reduce or reclassify any shares of its capital stock or other equity or voting interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any of its capital stock or other equity or voting interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, except for the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards;

(iv)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities, equity awards or other equity or voting interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award, other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholdings obligations, in each case, in accordance with the terms of such Company Equity Awards as in effect on the date hereof, or (C) issuances of equity securities by any wholly owned Company Subsidiary to any other wholly owned Company Subsidiary;

(v)    except as required by any Company Benefit Plan as in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, employees or other individual service providers (other than increases in base compensation of no more than 5% in the aggregate for employees below the C-level executives of the Company in the ordinary course of business consistent with past practice), (B) grant to any of its directors, employees or other service providers any new rights to, or any increase in existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, employees or other individual service providers, (D) enter into any employment, severance, or retention agreement (excluding offer letters in the ordinary course that provide for at will employment and do not include severance, termination pay or similar payments that are in excess of minimum statutory requirements or change in control benefits) with any of its directors, employees or other individual service providers, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v), and do not increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder by more than 7% in the aggregate, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) determine performance with respect to any Company PSU Award, cash incentive program, or other incentive compensation, other than with respect to performance periods that end after the date of this Agreement and prior to the Effective Time and with such determination made in the ordinary course of business and consistent with past practice and in accordance with the applicable terms of such Company PSU Award cash incentive program, or other applicable Company Benefit Plan, (H) terminate (other than for cause) the employment of any employee, except for non-officer employees below the level of vice president in the ordinary course of business, (I) hire or promote any employees, except for non-officer employees below the level of vice president in the ordinary course of business (for clarity, below such level after hiring or promotion), (J) provide any funding for any rabbi trust or similar arrangement, (K) enter into a Contract or relationship with a professional employer organization, or (L) form or otherwise establish any employing entity in any country that does not currently have an employing entity;

(vi)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vii)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii)    make or forgive any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, or (C) extensions of credit to customers and partners in the ordinary course of business consistent with past practice;

(ix)    sell, lease, license, encumber, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including material Company Intellectual Property or shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of equipment or rights that are obsolete or worthless, in each case, in the ordinary course of business consistent with past practice, (B) the expiration of registrations of Company Intellectual Property at the end of their final, non-renewable term, (C) Ordinary Course Licenses and (D) non-exclusive licenses of Company Intellectual Property that are granted in the ordinary course of business consistent with past practice or that are non-material and merely incidental to the transactions contemplated by the Contract containing such non-exclusive licenses;

(x)    terminate or materially amend or modify any written policies or procedures with respect to (A) the use or distribution by the Company or any Company Subsidiary of any Software subject to an Open Source License, (B) the Processing of data received from third parties, or (C) the use by or for the Company or any Company Subsidiary of AI Systems, in each case of (A) through (C), except in a manner that (1) complies with applicable Law, (2) does not in any material respect result in additional restriction on the right or ability of the Company, any of the Company Subsidiaries, or any of their successors-in-interest to Process and exploit data and AI Systems, and (3) is at least as protective of Protected Information as the Company’s and Company Subsidiaries’ current policies and procedures;

(xi)    except for any Material Contracts identified pursuant to Section 3.17(a)(xix) relating to actions contemplated by Section 5.1(b)(v) (which shall be governed by Section 5.1(b)(v)), (a) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clause (i), (ii), (iii), (iv), (v), (xii), (xiii), (xiv), (xvii), (xix) or (xx) of Section 3.17(a) (any such Material Contract, a “Specified Material Contract”) or any other Material Contract outside of the ordinary course of business consistent with past practice or (b) (1) materially modify, materially amend, extend or terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Specified Material Contract or any other Material Contract outside of the ordinary course of business consistent with past practice or (2) waive, release or assign any rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice;

(xii)    except in accordance with the Company’s capital budget set forth on Section 5.1(b)(xii) of the Company Disclosure Letter, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiii)    commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that satisfies each of the following:  (A) is for an amount not to exceed, for any such compromise or settlement individually, $500,000, or in the aggregate, $1,000,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish an adverse precedent with respect to any potential future litigation or disputes that would be material to the Company and (C) does not provide for the license of, or covenant not to sue or similar grant of rights with respect to, any material Company Intellectual Property or the termination, or material modification or amendment, of the Company’s or any Company Subsidiary’s rights in Intellectual Property material to the Company or any Company Subsidiaries;

(xiv)    make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv)    amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice;

(xvi)    (A) make, change or revoke any material Tax election, (B) adopt or change any annual Tax accounting period or material Tax accounting method, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) surrender any right to claim a material refund of Taxes, (G) request, negotiate or consent to any ruling related to Taxes from any Governmental Entity or (H) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than any such extensions or waivers automatically granted);

(xvii)    redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for the incurrence and repayment of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xviii)    enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the Exchange Act;

(xix)    fail to use commercially reasonable efforts to maintain the Company’s material insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xx)    (A) acquire any real property or enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B)  materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, or (D) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (C), other than in the ordinary course of business consistent with past practice;

(xxi)    other than the Company Stockholders Meeting, convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxii)    terminate, abandon, withdraw or modify or waive in any material respect any right under any Company Permit;

(xxiii)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxiv)    use or make available any High-Risk AI Systems or engage in activities that are “unacceptable” or “prohibited” as defined under the European Union Artificial Intelligence Act (or that are subject to a similar designation under applicable Law in other jurisdictions);

(xxv)    enter into any new line of business;

(xxvi)    subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(xxvii)    to the extent within the Company or any Company Subsidiary’s control, take any action to cause, or that would result in, the conversion of Class B Common Stock into Class A Common Stock;

(xxviii)    transfer (including by way of assignment, exclusive license or sale) any Company Intellectual Property to or between any Affiliates of the Company (it being understood and agreed that the foregoing shall not prohibit non-exclusive licenses of Company Intellectual Property to or between any Subsidiaries of the Company in the ordinary course of business consistent with past practice); or

(xxix)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2.    No Solicitation by the Company.

(a)    From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers, directors and other Representatives (including the Company Board of Directors and any committee thereof) not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) (I) if an Acquisition Proposal has been publicly disclosed, fail to publicly and without qualification recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders Meeting) or (II) fail to publicly and without qualification reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders Meeting) it being understood and agreed that, without limiting clause (I) and other than requests for reaffirmation made by Parent within five (5) Business Days of the date that an Acquisition Proposal first becomes public, Parent shall be entitled to request a reaffirmation of the Company Board Recommendation under this clause (II) no more than two (2) times in total with respect to any Acquisition Proposal (provided that, for the avoidance of doubt, any material amendment, revision or change to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.2); (vi) fail to include the Company Board Recommendation in the Proxy Statement; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.2) (a “Company Acquisition Agreement”); (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve, publicly propose or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii) or (viii)), a “Change of Recommendation”).  Any material amendment, revision or change to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.2.  The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors and other Representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons (or provision of any information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.  Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives.  The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement.  For purposes of this Section 5.2, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiary of Parent or any of their Representatives.  For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.2 by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf or at the direction of the Company or any Company Subsidiary shall be a breach of this Section 5.2 by the Company.

(b)    Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.2, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, then in either event the Company, the Company Subsidiaries and its and their respective Representatives may take the following actions:  (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal and its Representatives, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c)    The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent of the Company’s or any of its affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal.  Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals, correspondence or offers, including proposed agreements received by the Company or its Representatives relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof.  Without limiting the Company’s other obligations under this Section 5.2, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within forty-eight (48) hours) provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof.  Without limiting the Company’s other obligations under this Section 5.2, the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent.  Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b).  Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply.  The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.2.

(d)    Notwithstanding anything in this Section 5.2 to the contrary, but subject to Section 5.2(e), at any time prior to the Company Stockholder Approval being obtained, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.2(a)(iv) or Section 5.2(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) (x) make a Change of Recommendation in response to or (y) terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to, in each case of clauses (x) and (y), an Acquisition Proposal received after the date of this Agreement (which, for the avoidance of doubt, did not result from a breach of this Section 5.2 and such Acquisition Proposal is not withdrawn) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1.

(e)    Prior to the Company taking any action permitted (i) under Section 5.2(d)(i), the Company shall provide Parent with four (4)-Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination required under Section 5.2(d)(i) (after in good faith taking into account any amendments proposed by Parent in writing that, if accepted by the Company, would be binding on Parent) or (ii) under Section 5.2(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination required under Section 5.2(d)(ii) (after in good faith taking into account the amendments proposed by Parent in writing that, if accepted by the Company, would be binding on Parent).  With respect to Section 5.2(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.2(c) and the applicable four (4) Business Day period described in Section 5.2(e)(ii) shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.2(d)(ii) prior to the end of any such period  (which period shall expire at 11:59 p.m., Pacific Time, on the applicable day) as so extended in accordance with the terms of this Section 5.2(e).

(f)     Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that, in the case of each of clauses (i) and (ii), any such disclosure or communication shall be deemed to be a Change of Recommendation unless such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation.  For the avoidance of doubt, this Section 5.2(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.2(d) and Section 5.2(e).

Section 5.3.    Preparation of the Proxy Statement; Company Stockholders Meeting.

(a)    As promptly as reasonably practicable after the date hereof the Company shall prepare (and Parent shall reasonably and in good faith cooperate in such preparation) and file with the SEC a preliminary Proxy Statement, and the Company will use its reasonable best efforts to cause such filing to occur no later than thirty (30) days following the execution of this Agreement.  Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.  Parent shall provide the Company such assistance and cooperation as may be reasonably requested by the Company in the preparation of the information related to Parent or Merger Sub to be included in the Proxy Statement.  Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company Stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement.  The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of shares of Company Common Stock and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith.  If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information.

(b)    Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall (i) as promptly as reasonably practicable after the date hereof and in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders Meeting assuming that, for such purposes only, the record date of the Company Stockholders Meeting will be twenty (20) Business Days after the date the broker search is conducted and (ii) duly call, give notice of, convene and hold a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (as it may be adjourned or postponed as provided below, the “Company Stockholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than forty-five (45) days following the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon), and the Company shall submit such proposal to the Company Stockholders at the Company Stockholders Meeting and shall not submit any other proposal to the Company Stockholders in connection with the Company Stockholders Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) without the prior written consent of Parent. The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports as received by the Company) and to give written notice (which, for the avoidance of doubt, may be given via email) to Parent one (1) day prior to, and on the date of, the Company Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Company Stockholder Approval have been obtained.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent; provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Stockholders Meeting or to obtain the Company Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided that unless agreed to in writing by Parent, (x) any such adjournment or postponement shall be for a period of no more than ten (10) Business Days, and (y) the Company shall only be permitted to effect no more than two (2) such adjournments or postponements; provided, further, that (A) no postponement contemplated by clause (ii) shall be permitted if it would require a change to the record date for the Company Stockholders Meeting, and (B) if requested by Parent, the Company shall effect an adjournment or postponement of the Company Stockholders Meeting under the circumstances contemplated by clause (ii) for a period of up to ten (10) Business Days each (provided that Parent shall only make up to one (1) such request, and no such request for a postponement shall be permitted if it would require a change in the record date for the Company Stockholders Meeting). The Company shall use its reasonable best efforts to (A) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Company Stockholder Approval, including, unless the Company Board of Directors has validly made a Change of Recommendation in accordance with Section 5.2, by communicating to the Company’s stockholders the Company Board Recommendation and including such Company Board Recommendation in the Proxy Statement.  Notwithstanding any Change of Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders for approval at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

Article VI

ADDITIONAL AGREEMENTS

Section 6.1.    Access; Confidentiality; Notice of Certain Events.

(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes that are, in good faith, related to the consummation of the Transaction, transition and integration planning or the post-Closing operation of the Surviving Corporation and its Subsidiaries).  Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company after consultation with legal counsel, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgement of the Company after consultation with legal counsel, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not result in the loss of such attorney-client, attorney work product or other legal privilege). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to the other pursuant to this Section 6.1(a) to the extent such access or information is actually pertinent to a pending or threatened litigation where Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

(b)    Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)    The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Voting Agreements or the Transactions, including the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent and Merger Sub; provided, further, that either Party’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, has been satisfied.

Section 6.2.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, including this Section 6.2, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including using reasonable best efforts to (i) prepare and file or otherwise provide, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, in the case of Governmental Entities, as set forth on Section 7.1(b) of the Company Disclosure Letter or as otherwise agreed by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed), and (ii) take all actions as may be necessary, subject to the limitations in this Section 6.2, to obtain (and cooperating with each other in obtaining) all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.  In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty-five (25) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to use reasonable best efforts, subject to the terms and conditions of this Section 6.2, to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other filings in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Regulatory Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of any business of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company, (B) in any manner conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company, in the case of each of the foregoing clauses (A) through (C), if any such action (x) would reasonably be expected to, individually or in the aggregate, impact Parent, the Company or any of their respective Subsidiaries in a manner or amount that is material relative to the Company and the Company Subsidiaries, taken as a whole, measured in accordance with Section 6.2(a)(i) of the Company Disclosure Letter or (y) is with respect to any assets, business or portion of a business set forth on Section 6.2(a)(ii) of the Company Disclosure Letter; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b)    Each of Parent and the Company shall, in connection with and without limiting Section 6.2(a) and the Parties’ efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Regulatory Law, (i) to the extent not prohibited by applicable Law, cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications (or, in the case of oral communications, advise the other Party of such communications), and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i) through (iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as reasonably necessary to address preserving an applicable privilege or complying with a confidentiality obligation; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.  Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the Parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act and other Regulatory Laws; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(c)    In connection with and without limiting the foregoing, in the event that Parent requests the Company to do so, the Company shall give any notices to third parties required under Contracts to which the Company or any Company Subsidiary is a party, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts to which the Company or any Company Subsidiary is a party that are necessary, proper or advisable to consummate the Transactions, including the Merger.  Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Closing).

(d)    During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its affiliates not to, acquire or agree to acquire all or substantially all of the assets of, or equity in, any Person, if the entering into of a definitive agreement providing for, or the consummation of, such an acquisition would, or would reasonably be expected to, prevent Parent from obtaining any Requisite Regulatory Approval prior to the Outside Date.

Section 6.3.    Publicity.  From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement or the Voting Agreements without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement or the Voting Agreements, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party and its

Representatives to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by such other Party and its Representatives; provided, however, that (i) the Parties shall not be required by this Section 6.3 to provide any such review or opportunity to comment to the other Party relating to any dispute between the Parties relating to this Agreement, (ii) each Party may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3 or make statements regarding the actual or expected financial impact (including earnings guidance) of the Transactions on such Party or in response to questions by analysts, investors or those participating in investor calls or industry conferences, and (iii) the obligations set forth in this Section 6.3 shall not apply to any communication with respect to any Acquisition Proposal or Superior Proposal or a Change of Recommendation, made in accordance with Section 5.2.

Section 6.4.    D&O Insurance and Indemnification.

(a)    For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement as set forth on Section 6.4(a) of the Company Disclosure Letter and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or the Company Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement as set forth on Section 6.4(a) of the Company Disclosure Letter and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof; provided that, for the avoidance of doubt, such indemnification agreements shall survive the Closing only with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) and shall not apply to any acts or omissions occurring or alleged to have occurred after the Effective Time.  Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)    At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount.  The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.  The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The Parties acknowledge and agree that the Indemnified

Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5.    Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Voting Agreements) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions (including, for the avoidance of doubt, the Voting Agreements) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.  No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Voting Agreements).

Section 6.6.    Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.  For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 6.7.    Employee Matters.

(a)    Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall, or cause its Subsidiaries (including the Surviving Corporation and the Company Subsidiaries) to, provide to each employee of the Company and Company Subsidiary as of immediately prior to the Effective Time who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) a base salary or wage rate, as applicable, no less favorable than that in effect for such Continuing Employee immediately prior to Closing, (ii) target incentive cash compensation opportunities that are no less favorable than those provided to such Continuing Employees immediately prior to Closing, and (iii) long-term incentive opportunities and employee benefits (excluding defined benefit pension, retiree medical or welfare benefits, change in control or retention arrangements, and severance benefits) that are, in the aggregate, in Parent’s discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing or (B)  no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries.

(b)    For all purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (x) for any purpose with respect to any equity incentive plan, defined benefit pension plan, post-retirement welfare plan or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen or (y) to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) Parent or its applicable Subsidiary shall use its commercially reasonable efforts to ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time (other than any administrative delays in connection with any transition to Parent’s tax qualified defined contribution plan), in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”).  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that, reasonably in advance of amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).  If the Company 401(k) plan is terminated pursuant to this Section 6.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan (excluding any outstanding participant loans), to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d)    Between the date hereof and the Effective Time, any broad-based notices or communication materials (including website postings and scripts or talking points for town hall meetings) from the Company or its affiliates to their employees with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment thereafter, shall be subject to the prior review and approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), except to the extent that the information contained in such materials is consistent with materials previously agreed with Parent or previous press releases, public disclosures or public statements made by the Company in compliance with Section 6.3.

(e)    Without limiting the generality of this Section 6.7, Parent shall honor all obligations under any Company Benefit Plan that is a short-term cash incentive compensation plan or arrangement (a “Cash Bonus Plan”) with respect to the Company’s fiscal year 2025 and shall make all payments and determinations thereunder in accordance with the terms of such Cash Bonus Plan and consistent with past practice (to the extent such practice has been disclosed to Parent prior to the date of this Agreement) solely to the extent such payments have not been made by the Company or the Company Subsidiaries prior to the Effective Time; provided that the amounts payable thereunder shall not be less than the lesser of (i) the amount accrued with respect to the applicable Cash Bonus Plan and (ii) the amount earned based on actual performance with respect to the applicable Cash Bonus Plan, in each case in accordance with the terms and conditions of such Cash Bonus Plan with respect to the Company’s fiscal year 2025 as of the date of this Agreement.

(f)     Notwithstanding anything in this Agreement to the contrary, and without limiting the generality of Section 9.7(b), nothing in this Agreement shall (i) confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee, (ii) be deemed or construed to create, or be an amendment or other modification of, any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8.    Rule 16b-3.  Prior to the Effective Time, the Company shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9.    Stockholder Litigation.  The Company shall provide Parent prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement or the Voting Agreements, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Corporation and its Subsidiaries) or which imposes an injunction or other equitable relief on the Company, Parent or any of their affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries).  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10.    Delisting.  Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Class A Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.  If the Surviving Corporation may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date that is on or prior to the first date on which the Surviving Corporation may file a Form 15 terminating its reporting obligations pursuant to the Exchange Act in respect of the Merger, the Company shall provide to Parent, at least two (2) Business Days prior to the Closing, a draft of such report that is sufficiently developed such that it can be timely filed, and when filed, will (a) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (b) comply in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE.

Section 6.11.    Director Resignations.  The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12.    Specified Matters.  The Company shall take the actions set forth on Section 6.12 of the Company Disclosure Letter.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1.    Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)    Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b)    Government Consents. (i) The waiting period (or extensions thereof) under the HSR Act relating to the Transactions and any commitments not to close the Merger before a certain date under a timing agreement entered into with any Governmental Entity shall have expired or been terminated and (ii) all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under each other applicable Regulatory Law relating to the Transactions that is set forth on Section 7.1(b) of the Company Disclosure Letter shall have been made, expired, terminated and obtained, as the case may be, and remain in effect (collectively, the “Requisite Regulatory Approvals”).

(c)    No Legal Prohibition.  No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger.

Section 7.2.    Conditions to Obligations of Parent.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)    Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last two sentences thereof) (Qualification, Organization, Subsidiaries, etc.), the first sentence of Section 3.1(b) (Qualification, Organization, Subsidiaries, etc.), Section 3.3 (Corporate Authority), Section 3.22 (Opinion of Financial Advisor), Section 3.23 (State Takeover Statutes; Anti-Takeover Laws) and Section 3.25 (Finders and Brokers) (x) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in (x) the first three sentences of Section 3.2(a) (Capitalization) and (y) Section 3.2(b) and Section 3.2(c) (Capitalization), shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (iv)  the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material

Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)    No Company Material Adverse Effect.  A Company Material Adverse Effect shall not have occurred on or after the date of the Agreement and be continuing.

(d)    Company Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

Section 7.3.    Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)    Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality contained therein) would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

(b)    Performance of Obligations of Parent.  Each of Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)    Parent Officer’s Certificate.  The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of Parent certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

Article VIII

TERMINATION

Section 8.1.    Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time before the Closing, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of Parent and the Company;

(b)    by the Company, in the event that (i) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective obligations, covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have been breached or become inaccurate, in either case of clause (i) or (ii) in a manner that, if continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(c)    by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its obligations, covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have been breached or become inaccurate, in either case of clause (i) or (ii) in a manner that, if continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d)    by either Parent or the Company if the Closing has not occurred on or before August 18, 2026 (as extended, the “Outside Date”); provided, that if, on the Outside Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(b) and Section 7.1(c) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended one (1) time for all purposes hereunder until November 18, 2026, which date shall thereafter be deemed to be the Outside Date; provided, further, that if all the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature are to be satisfied on the Closing Date, are then capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Outside Date but the Closing would thereafter occur in accordance with Section 1.3 on a date (the “Specified Date”) that occurs after such Outside Date, then the Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the Outside Date for purposes of this Agreement provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)    by Parent, if, prior to obtaining the Company Stockholder Approval, (i) the Company or the Company Board of Directors (or any committee thereof) shall have effected a Change of Recommendation (whether or not in compliance with this Agreement) or (ii) the Company has materially breached Section 5.2;

(f)     by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g)    by either the Company or Parent, if the Company Stockholders Meeting, including any adjournment or postponement thereof, at which the proposal to approve the Merger and adopt this Agreement has been voted upon shall have concluded and the Company Stockholder Approval shall not have been obtained; or

(h)    by the Company, prior to the time the Company Stockholder Approval is obtained, in order to concurrently enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.2(d)(ii); provided that (i) the Company has complied with the terms of Section 5.2 and (ii) prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee.

Section 8.2.    Effect of Termination.

(a)    In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination (which liability it is expressly acknowledged is not limited to reimbursement of expenses or out-of-pocket costs and may include damages based on loss of the economic benefits of the Transactions, which may include loss of premium to which the holders of Company Common Stock and holders of Company Equity Awards would have been entitled hereunder, in each case, subject to the terms of Section 9.7(b)).  For purposes of this Agreement, (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b)    Termination Fee.

(i)    If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(g), or Parent terminates this Agreement pursuant to Section 8.1(c), (B) after the date hereof and prior to the date of such termination (or prior to the Company Stockholder Approval in the case of termination pursuant to Section 8.1(g)), a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or the Company’s management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the date of the Company Stockholders Meeting or the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry into any such definitive agreement, the Company shall pay or cause to be paid to Parent an aggregate fee equal to sixty-three million dollars ($63,000,000) in cash (the “Termination Fee”).  Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii)    If (x) Parent terminates this Agreement pursuant to Section 8.1(e)  or (y) the Company terminates this Agreement pursuant to Section 8.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(e), within two (2) Business Days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iii)    If the Company terminates this Agreement pursuant to Section 8.1(h), prior to or concurrently with (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv)    In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (which account shall be designated by Parent upon request by the Company to allow the Company to pay or cause to be paid to Parent any amounts payable hereunder within the time periods required by this Section 8.2).  For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)    Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.  Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.  In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i)  the Company shall reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus five percent (5%) or a lesser rate that is the maximum then-permitted by applicable Law.  Notwithstanding anything to the contrary in this Agreement, except the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article III) or for willful breach occurring prior to the valid termination of this Agreement, and without limiting Parent’s or Merger Sub’s right to specific performance in accordance with Section 9.12, (A) the Termination Fee (and any other amounts expressly contemplated by this Section 8.2, if any) shall be the sole and exclusive monetary remedy available to Parent and Merger Sub in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement, and (B) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 8.2(c)) pursuant to this Section 8.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or willful breach.  For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and the payment of the Termination Fee pursuant to this Section 8.2(c), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Termination Fee pursuant to this Section 8.2(c).

Article IX

MISCELLANEOUS

Section 9.1.    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein.  Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable.  No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.    Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3.    Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.4.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender; provided that, electronic mail received after 6:00 p.m., Pacific Time, shall be deemed received on the next day) or sent by a nationally recognized overnight courier service or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Adobe Inc.
601 Townsend Street
San Francisco, CA 94103
Attention:	Peter Wu, Director and Associate General Counsel, M&A and Corporate Legal
Email:	pewu@adobe.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Jacob A. Kling
Steven R. Green
Email:	JAKling@wlrk.com
SRGreen@wlrk.com

if to the Company, to:

Semrush Holdings, Inc.
800 Boylston Street, Suite 2475
Boston, MA 02199
Attention:	David Mason
Email:	david.mason@semrush.com

with a copy to:

Semrush Holdings, Inc.
800 Boylston Street, Suite 2475
Boston, MA 02199
Attention:	David Mason
Email:	david.mason@semrush.com

with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Lee Hochbaum
Email:	lee.hochbaum@davispolk.com

Section 9.5.    Interpretation.  When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.”  The term “or” is not exclusive, and shall be interpreted as “and/or.”  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires.  A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.  The definition of terms herein shall apply equally to the singular and the plural.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.  References to any Person include the successors and permitted assigns of that Person.  Any action required to be taken by or on a day or Business Day may be taken until 11:59 P.M. Pacific Time on such day or Business Day.  If any period expires on a day that is not a Business Day or event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

All references to “days” shall be deemed to include calendar days unless otherwise indicated as a “Business Day”.  All days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Pacific Time.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The phrase “made available” or “provided” by the Company or Parent, as applicable, in this Agreement shall mean that the information referred to has been (x) posted to the electronic data site established by the Company captioned “Project Landsdowne” in a manner that is visible to Parent and its Representatives (with respect to information made available or provided by the Company only), (y) made available via email by the Company or Parent (or their respective representatives), as applicable, or (z) made publicly available in the Company SEC Documents, as applicable, in each case at least two (2) Business Days prior to the date hereof.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6.    Counterparts.  This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Exhibits, Company Disclosure Letter and Parent Disclosure Letter annexed hereto or referred to hereby, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, do not form a part of this Agreement for purposes of the DGCL but instead operate on the terms of this Agreement as provided herein.

(b)    Except as provided in Section 6.4, Section 8.2(c) and Section 9.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.  Notwithstanding the foregoing, (i) if the Closing occurs, the holders of Company Common Stock and Company Equity Awards shall be third party beneficiaries of the right to receive the applicable Merger Consideration pursuant to Article II, as applicable, in each case after the Effective Time and (ii) if the Closing does not occur, the Company shall have the right, on behalf of holders of Company Common Stock and Company Equity Awards to pursue claims for damages for any breach of this Agreement by

Parent or Merger Sub, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock and Company Equity Awards entitled to receive the Merger Consideration pursuant to Article II, as applicable, including loss of premium offered to such holders) in each case, pursuant to and in accordance with Section 8.2, it being agreed that in no event shall any holders of Company Common Stock or Company Equity Awards be entitled to enforce any of their rights, or Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather that the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the holders of Company Common Stock and Company Equity Awards, and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock and Company Equity Awards, in any manner the Company deems fit.

Section 9.8.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.9.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10.    Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11.    Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12.    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c)    The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity.  In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.13.    No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future holders of any equity, controlling persons, directors, officers, agents and attorneys, affiliates (other than Parent as an affiliate of Merger Sub or Merger Sub as an affiliate of Parent), Representatives, members, managers, general or limited partners, stockholders or assignees of any of the Company, Parent or Merger Sub shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith; provided that this Section 9.13 shall not limit claims for fraud.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ADOBE INC.

By	/s/ Daniel Durn
Name:	Daniel Durn
Title:	Chief Financial Officer and
Executive Vice President

FENWAY MERGER SUB, INC.

By	/s/ Wade Sherman
Name:	Wade Sherman
Title:	President

[Signature Page to Agreement and Plan of Merger]

SEMRUSH HOLDINGS, INC.

By	/s/ William Wagner
Name:	William Wagner
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Parent or any Subsidiary of Parent) at any time relating to any transaction or series of related transactions (other than the Transactions) involving:  (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“AI System” means a machine- or Software-based system that operates with varying levels of autonomy and that may exhibit adaptiveness after development, that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations or decisions that can influence physical or virtual environments.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act 2010.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on

which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Third Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended on June 10, 2024, as in effect on the date hereof.

“Company Equity Awards” means the Company Options, the Company RSU Awards, the Company Restricted Share Award and the Company PSU Awards.

“Company Equity Plans” means the Company’s (i) 2021 Equity Incentive Plan, and (ii) Amended and Restated 2019 Stock Option and Grant Plan.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws, the Company Charter and the IRA.

“Company Intellectual Property” means all Intellectual Property owned by, or purported by the Company or any Company Subsidiary to be owned by, the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that for purposes of the foregoing clause (i) only, no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred:  (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in economic, business or financial conditions generally affecting the industry in which the Company and its Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the authoritative interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism (including cyber terrorism) or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery or the public announcement of this Agreement, the consummation of the Merger and the other Transactions or the identity of Parent or any Subsidiary of Parent, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery or public announcement of this Agreement, the consummation of the Merger and the other Transactions); and (i) any action or failure to take any action which action or failure to act is expressly required by this Agreement (other than pursuant to Section 5.1); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry in which the Company and its Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan.

“Company Products” means any and all products and services, including Software as a service (SaaS) and any professional or consulting services, that are or have been in the three (3) years prior to the date of this Agreement marketed, offered, sold, licensed, made available or distributed by the Company or any Company Subsidiary.

“Company PSU Award” means each restricted unit award relating to shares of Company Common Stock granted under any Company Equity Plan that was subject to performance-based vesting requirements as of the applicable grant date.

“Company Restricted Share Award” means the award of restricted shares of Company Common Stock granted pursuant to Section 5.1(b)(v) of the Company Disclosure Letter.

“Company RSU Award” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that was subject solely to service-based vesting requirements as of the applicable grant date.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Systems” means the computer systems and other information technology equipment, including the Software, cloud storage/computing platforms, mobile devices, firmware and hardware, in each case that are owned, controlled, leased or licensed by the Company or any Company Subsidiaries.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated June 17, 2025, by and between Parent and the Company, as may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Equity Award Conversion Ratio” means the quotient, rounded to the 4th decimal place, obtained by dividing (a) the Merger Consideration by (b) the Parent Trading Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the United Nations, International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“High-Risk AI Systems” means AI Systems that are categorized as “unacceptable risk” or “high risk,” or are similarly categorized, in each case, under the European Union Artificial Intelligence Act or similar applicable Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of another Person secured by any Lien on owned or acquired property of such first Person, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of another Person; (e) all finance and capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net payment obligations of such Person under any swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon the unwind or termination of such instruments (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any Law, rule, regulation or directive and all binding guidance issued by any Governmental Entity thereunder applicable to the Company or to any Company Subsidiary, in each case, relating to:  (a) the privacy, protection, or security of Protected Information, including as relevant to the Processing of Protected Information or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing.

“Intellectual Property” means all intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all:  (a) inventions, discoveries, improvements, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c)  copyrights, and all applications and registrations in connection therewith, and other intellectual property rights or similar proprietary rights in works of authorships (including rights of attribution and integrity and other moral rights of an author), including in audiovisual works, collective works, Software, compilations, databases, derivative works, literary works and sound recordings; (d) mask works and industrial designs, and all applications and registrations in connection therewith; and (e) Trade Secrets.

“Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or other business combination transaction proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Class A Common Stock or any other securities of the Company, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account to the extent it would otherwise qualify under this definition).

“IRA” means the Investors’ Rights Agreement, dated December 19, 2019, by and among the Company and the other parties thereto.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Merger Sub or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, license, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or the Free Software Foundation and listed at https://www.gnu.org/licenses/license-list.en.html, and any similar license for “free,” “publicly available,” “open source” or “open weight” Software, including any Creative Commons license, the Affero General Public License, Server Side Public License (SSPL), GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License, the DeepSeek License, the Meta Llama 2 Community License, the Meta Llama 3 Community License, the Tongyi Qwen License, Responsible AI Licenses (RAIL).

“Ordinary Course License” means any non-exclusive licenses granted or obtained by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice and contained in (i) customer subscription, terms of use or terms of service, license or service agreements, in each case, by the Company or any Company Subsidiary to their customers or end-users with respect to Company Products; or (ii) agreements based on a form used by the Company or Company Subsidiary, including each form of (A) software development kit (SDK), connector, or API agreement; (B) distributor, reseller, or sales representatives agreement; (C) agreement with employees and independent contractors; or (D) vendor, professional services, outsourced development, consulting, support or maintenance agreement.  For clarity, Licenses for Source Code shall not be deemed to constitute Ordinary Course Licenses.

“Parent Common Stock” means shares of common stock, par value $0.0001 per share, of Parent.

“Parent Trading Price” means the average closing price of shares of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) for the thirty (30) consecutive calendar days ending on (and including) the second to last calendar day preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded down to the nearest whole cent.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that does not secure Indebtedness and has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that identifies or (whether alone or in combination with any other reasonably available information) can reasonably be used to identify an individual natural person or household.  Personal Data also includes any information defined as or constituting “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law relating to the privacy, protection or security of information and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ (a) internal privacy policies and/or notices, and (b) publicly posted or internal privacy policies and/or notices (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding Processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Processing” means any operation or series of operations performed on data or information, including access, receipt, collection, acquisition, monitoring, maintenance, hosting, creation, transmission, use, encryption, security, analysis, disclosure, storage, retention, deletion, disposal, modification, destruction and processing.

“Protected Information” means (a) Personal Data; (b) any information that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws; and (c) any information that is otherwise covered by the PCI DSS.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States (Laws described in clause (a), “Antitrust Laws) or (b) investments by entities that are deemed a foreign entity or that may pose a threat to national security for purposes of any applicable law or regulation (Laws described in clause (b), “FDI Laws).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means any Software code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity or voting interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors contemplates a transaction that is reasonably capable of being consummated in accordance with its terms and is more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.2)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other charges and fees in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment, excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, statement, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means trade secrets and other confidential proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 6.7(c)
Acquisition Proposal	Section 8.2(b)(i)

Adjusted Restricted Share Award	Section 2.3(d)
Adjusted RSU Award	Section 2.3(a)
Agreement	Preamble
Antitrust Laws	Annex A
Base Amount	Section 6.4(c)
Book-Entry Share	Section 2.1(a)(i)
Cancelled Shares	Section 2.1(a)(ii)
Cash Bonus Plan	Section 6.7(e)
Centerview	Section 3.22
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.4
Change of Recommendation	Section 5.2(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Acquisition Agreement	Section 5.2(a)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Leases	Section 3.16
Company Permits	Section 3.9(b)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(b)
Company Stockholders	Recitals
Company Stockholders Meeting	Section 5.3(b)
Continuing Employees	Section 6.7(a)
Converted Shares	Section 2.1(a)(ii)
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
DOJ	Section 6.2(b)
Effective Time	Section 1.4
Enforceability Limitations	Section 3.3(d)
Exchange Fund	Section 2.2(a)
FCPA	Annex A
FDI Laws	Annex A
fraud	Section 8.2(a)
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Indemnified Parties	Section 6.4(a)

Material Contract	Section 3.17(a)
Material Customer	Section 3.19(a)
Material Customer Agreement	Section 3.19(a)
Material Supplier	Section 3.19(b)
Material Supplier Agreement	Section 3.19(b)
Material Vendor	Section 3.19(c)
Material Vendor Agreement	Section 3.19(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
New Plans	Section 6.7(b)
OFAC	Section 3.9(e)
Old Plans	Section 6.7(b)
Outside Date	Section 8.1(d)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Governing Documents	Section 4.3
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
person	Section 5.2(a)
Proxy Statement	Section 3.21
Requisite Regulatory Approvals	Section 7.1(b)
Restricted Parties	Section 3.9(g)
Sarbanes-Oxley Act	Section 3.5(a)
Specified Date	Section 8.1(d)
Specified Individual	Section 2.3(a)(i)
Specified Material Contract	Section 5.1(xi)
Support Stockholders	Recitals
Surviving Corporation	Section 1.1
Termination Fee	Section 8.2(b)(i)
Transactions	Recitals
Voting Agreements	Recitals
willful breach	Section 8.2(a)

Annex B

Form of Voting Agreement

B-1

Annex C

Form of Certificate of Incorporation

C-1

Annex D

Form of Bylaws

D-1